Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Third Quarter 2012 Results and Exploration of

Strategic Alternatives for the Home Health Division

Third Quarter Financial Highlights

•	Total net service revenues of $71.0 million.

•	Net income of $1.8 million, or $0.17 per diluted share.

•	Home & Community revenues of $59.6 million.

•	The Company is exploring strategic alternatives for its Home Health division and has engaged a financial advisor to assist in the process.

Palatine, IL, November 1, 2012—Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today its financial results for the third quarter ended September 30, 2012.

Third Quarter Review

Total net service revenues for the third quarter of 2012 were $71.0 million, a 2.3% increase compared to $69.4 million in the prior year quarter. Net income, before considering the effect of $0.3 million, or $0.02 per diluted share, in severance related costs for the Home Health division was $2.0 million, or $0.19 per diluted share. Net income for the third quarter of 2011, before considering the $16.0 million goodwill and intangible asset impairment charge was $1.8 million, or $0.17 per diluted share.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “Our Home & Community segment continued to demonstrate positive growth during the third quarter and we continued to focus on performance improvements in our Home Health segment.”

Home & Community segment net service revenues for the third quarter of 2012 were $59.6 million, a 6.1% increase from the prior year quarter. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 10.7% to $7.5 million, or 12.6% of revenue, in the third quarter, compared to $6.8 million, or 12.1% of revenue, in the prior year quarter. This improvement was primarily due to an increase in average census and related billable hours, lower bad debt expense as well as a continued focus on cost control.

Home Health segment net service revenues for the third quarter of 2012 were $11.4 million, a 13.6% decrease over the prior year quarter. Home Health had operating income of $0.2 million, or 1.8% of revenues, before considering $0.3 million in severance related costs recorded in the third quarter and including depreciation and amortization but excluding corporate expenses, compared to operating income of $0.2 million, or 1.4% of revenues, in the prior year quarter.

Nine Month Review

Total net service revenues for the nine months ended September 30, 2012 were $209.2 million, a 2.3% increase compared to $204.5 million in the same prior year period. Net income, before considering the effect of $0.3 million, or $0.02 per diluted share, in severance related costs for the Home Health division was $4.1 million, or $0.38 per diluted share. Net income for the nine months ended September 30, 2011, before considering the $16.0 million goodwill and intangible asset impairment charge was $4.0 million, or $0.37 per diluted share.

Home & Community segment net service revenues for the nine months ended September 30, 2012 were $175.2 million, a 6.0% increase from the same prior year period. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 15.9% to $21.0 million, or 12.0% of revenue for the nine months ended September 30, 2012, compared to $18.1 million, or 11.0% of revenue, in the same prior year period. This improvement was primarily due to an increase in average census and related billable hours, lower bad debt expense as well as a continued focus on cost control.

Home Health segment net service revenues for the nine months ended September 30, 2012 were $34.1 million, a 13.1% decrease over the same prior year period. Home Health had an operating loss, including depreciation and amortization but excluding corporate expenses, of $1.3 million, or (3.9)% of revenues, compared to operating income of $1.7 million, or 4.4% of revenues, in the same prior year period. Home Health segment net service revenues for the nine months ended September 30, 2012 included an adjustment recorded in the first quarter of 2012 to estimates of accrued Medicare revenues totaling $0.9 million, which reduced profitability by $0.8 million.

Exploration of Strategic Alternatives

The Company has decided to explore strategic alternatives relative to its home health services business and has retained The Braff Group to assist in the process. There can be no assurance that this review process will result in a transaction or strategic alternative of any kind or of the potential timing or terms of any such transaction or strategic alternative. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.

Chief Operating Officer to Leave

The Company announced today that Daniel Schwartz, Chief Operating Officer has accepted a senior position at another business not in competition with Addus and thus, has submitted his resignation effective November 16, 2012.

Mr. Heaney stated, “We appreciate Daniel’s contributions to Addus, especially with respect to his driving key operational and financial metrics. Daniel’s leadership has been valuable in positioning the Company for the future, and we wish Daniel the best in his future endeavors.”

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2012 third quarter financial results after the market close on Thursday, November 1, 2012. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on November 1, 2012. The toll-free dial-in number is (866) 383-7989 (international dial-in number is 617-597-5328), with the passcode: 63834295. A telephonic replay of the conference call will be available through midnight on November 9, 2012, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 92502227.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012 and August 9, 2012, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow)

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Income Statement Information:

Net service revenues	$71,006	$69,384	$209,211	$204,478
Cost of service revenues	50,687	48,373	149,832	144,303

Gross profit	20,319	21,011	59,379	60,175

General and administrative expenses	16,486	16,955	50,697	49,567
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Gain on sale of agency	—	—	(495)	—
Depreciation and amortization	639	927	1,908	2,783

Total operating expenses	17,125	33,871	52,110	68,339

Operating income (loss)	3,194	(12,860)	7,269	(8,164)

Interest income	—	—	(128)	—
Interest expense	407	548	1,365	1,929

Total interest expense, net	407	548	1,237	1,929

Income (loss) from operations before taxes	2,787	(13,408)	6,032	(10,093)
Income tax expense (benefit)	990	(6,745)	2,142	(5,616)

Net income (loss)	$1,797	$(6,663)	$3,890	$(4,477)

Income (loss) per common share:
Basic and diluted	$0.17	$(0.62)	$0.36	$(0.42)

Weighted average number of common shares outstanding:
Basic	10,761	10,746	10,761	10,746

Diluted	10,773	10,746	10,764	10,746

	For the Nine Months Ended September 30,
	2012	2011
Cash Flow Information:

Net cash provided by operating activities	$9,336	$11,815
Net cash used in investing activities	(518)	(777)
Net cash used in financing activities	(9,125)	(10,557)

Net change in cash	(307)	481
Cash at the beginning of the period	2,020	816

Cash at the end of the period	$1,713	$1,297

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets

Current assets
Cash	$1,713	$2,020
Accounts receivable, net	71,400	72,368
Prepaid expenses and other current assets	8,602	8,137
Deferred tax assets	6,336	6,336

Total current assets	88,051	88,861

Property and equipment, net	2,852	2,490

Other assets
Goodwill	50,576	50,695
Intangible assets, net	6,787	8,044
Deferred tax assets	4,089	4,089
Other assets	347	513

Total other assets	61,799	63,341

Total assets	$152,702	$154,692

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,589	$5,266
Accrued expenses	33,081	29,313
Current maturities of long-term debt	1,902	6,569
Deferred revenue	2,020	2,145

Total current liabilities	41,592	43,293

Long-term debt, less current maturities	20,500	24,958

Total stockholders’ equity	90,610	86,441

Total liabilities and stockholders’ equity	$152,702	$154,692

Segment Information (Unaudited)

	For the Three Months Ended September 30, 2012
	Home & Community	Home Health	Corporate	Total
Net service revenues	$59,581	$11,425	$—	$71,006
Cost of service revenues	44,520	6,167	—	50,687

Gross profit	15,061	5,258	—	20,319
Gross profit percentage	25.3%	46.0%		28.6%

General and administrative expenses	7,079	5,364	4,043	16,486
Depreciation and amortization	458	4	177	639

Total operating expenses	7,537	5,368	4,220	17,125

Operating income (loss)	$7,524	$(110)	$(4,220)	$3,194

Operating income percentage	12.6%	-1.0%	-5.9%	4.5%

	For the Three Months Ended September 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$56,157	$13,227	$—	$69,384
Cost of service revenues	41,368	7,005	—	48,373

Gross profit	14,789	6,222	—	21,011
Gross profit percentage	26.3%	47.0%		30.3%

General and administrative expenses	7,382	5,914	3,659	16,955
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Depreciation and amortization	609	128	190	927

Total operating expenses	7,991	22,031	3,849	33,871

Operating income (loss)	$6,798	$(15,809)	$(3,849)	$(12,860)

Operating income, excluding impairment charge	$6,798	$180	$(3,849)	$3,129

Operating income percentage,excluding impairment charge	12.1%	1.4%	-5.5%	4.5%

	For the Nine Months Ended September 30, 2012
	Home & Community	Home Health	Corporate	Total
Net service revenues	$175,160	$34,051	$—	$209,211
Cost of service revenues	130,681	19,151	—	149,832

Gross profit	44,479	14,900	—	59,379
Gross profit percentage	25.4%	43.8%		28.4%

General and administrative expenses	22,072	16,209	12,416	50,697
Gain on sale of agency	—	—	(495)	(495)
Depreciation and amortization	1,385	11	512	1,908

Total operating expenses	23,457	16,220	12,433	52,110

Operating income (loss)	$21,022	$(1,320)	$(12,433)	$7,269

Operating income percentage	12.0%	-3.9%	-5.9%	3.5%

	For the Nine Months Ended September 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$165,309	$39,169	$—	$204,478
Cost of service revenues	123,221	21,082	—	144,303

Gross profit	42,088	18,087	—	60,175
Gross profit percentage	25.5%	46.2%		29.4%

General and administrative expenses	22,117	15,984	11,466	49,567
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Depreciation and amortization	1,828	385	570	2,783

Total operating expenses	23,945	32,358	12,036	68,339

Operating income (loss)	$18,143	$(14,271)	$(12,036)	$(8,164)

Operating income, excluding impairment charge	$18,143	$1,718	$(12,036)	$7,825

Operating income percentage,excluding impairment charge	11.0%	4.4%	-5.9%	3.8%

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
General:

Adjusted EBITDA (in thousands) (1)	$3,972	$4,152	$9,456	$10,849
States served at period end			19	19
Locations at period end			117	120
Employees at period end			14,222	13,601

Home & Community

Average census	24,138	23,026	23,677	22,761
Billable hours (in thousands)	3,521	3,323	10,377	9,736
Billable hours per business day	54,169	51,127	54,298	50,716
Revenues per billable hour	$16.93	$16.90	$16.88	$16.98

Home Health

Medicare admissions (2)	2,008	2,233	6,168	6,826
Non-Medicare admissions	1,213	1,558	3,777	4,909
Medicare revenues per episode completed	$2,571	$2,426	$2,571	$2,494

Percentage of Revenues by Payor:

State, local or other governmental	82%	80%	83%	80%
Medicare	11%	12%	11%	13%
Other	7%	8%	6%	7%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Adjusted EBITDA (1) (Unaudited)	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA to Net Income:

Net income (loss)	$1,797	$(6,663)	$3,890	$(4,477)
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Net interest expense	407	548	1,237	1,929
Income tax expense (benefit)	990	(6,745)	2,142	(5,616)
Depreciation and amortization	639	927	1,908	2,783
Stock-based compensation expense	139	96	279	241

Adjusted EBITDA	$3,972	$4,152	$9,456	$10,849

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.